Exhibit 17.1

October 25, 2026

Dear Giorgio and Members of the Board,

Please accept this letter as confirmation of my resignation as Chief Financial Officer and as a member of the Board of Directors of Earth Science Tech, Inc., effective today, October 25, 2026.

I appreciate the opportunity to have served the Company and worked alongside its team. I wish the Company and its employees continued success.

Following my resignation, I will remain available as a consultant to assist with completing the auditors’ review and filing the Form 10-Q for period ending September 30, 2026.

Sincerely,

Ernesto Flores